Exhibit 99.1

Media Contacts:

Emtec	Welz & Weisel Communications
David Singer	Nicole Nolte
973-232-7880	703-218-3555
DavidSinger@emtecinc.com	Nicole@w2comm.com

Emtec Names Gregory P. Chandler Chief Financial Officer and President of Emtec Global Services

Industry Veteran Joins Emtec Bringing Extensive Experience to Further Increase Company Growth

Marlton, NJ – May 4, 2009 - Emtec, Inc. (OTCBB: ETEC), an information technology systems and services company, today announced the appointment of Gregory P. Chandler as the company’s Chief Financial Officer and President of Emtec Global Services. This division provides expertise in several areas including software development, software consulting, business analysis, quality assurance, and testing.

"I am pleased to be taking a much more meaningful role with an organization I have been proud to be a part of for the last four years,” said Gregory P. Chandler, Chief Financial Officer and President of Emtec Global Services. “The company has continued to position itself to provide a breadth of services for its clients. I am looking forward to playing a major role as we continue to expand our footprint, execute and accelerate our growth. Management has done a great job providing a great culture that has served its clients and associates well. I look forward to helping build on the success.”

Mr. Chandler brings extensive experience to Emtec, having previously served as the Managing Director and Group Head of Janney Montgomery Scott LLC’s Business Services Investment Banking Practice. Prior to that, Mr. Chandler was a consultant at PricewaterhouseCoopers advising companies in restructuring their back office financial operations. Mr. Chandler received his MBA from Harvard Business School, a B.S. in Engineering from the United States Military Academy at West Point and is also a Certified Public Accountant. In addition, he has been a part of Emtec’s Board serving as Chairman of the Audit Committee since the company merged with Westwood Computer Corporation in 2005. While he will no longer retain his position as Chairman of the Audit Committee, Mr. Chandler will continue to serve as a member of the Board of Directors.

“We are extremely pleased that Mr. Chandler has joined Emtec and believe he will be a great addition to our organization,” said Dinesh Desai, chairman and chief executive officer, Emtec, Inc. “As he has spent considerable amounts of time in the past serving technology organizations like Emtec, we are happy to be adding his breadth and depth of experience to our expertise in corporate finance, mergers and acquisitions, and leadership for Emtec Global Services. He will play an important role in the continued planning and execution of Emtec’s growth plan.”

Emtec, Inc. is dedicated to optimizing information technology to support its customers organizational, financial and service level objectives. Emtec, Inc. has been delivering premier IT solutions for more than 40 years, enabling its clients to increase efficiency, productivity and competitiveness by better utilizing data. In addition, Emtec's service capabilities span the USA, Canada and countries around the globe. Through an international network of service organizations, Emtec provides support to clients, regardless of location.

About Emtec, Inc.

Emtec, Inc. established in 1964, is a systems integrator, providing services and products to the federal, state, local, education and commercial markets. Emtec operates two business segments: Emtec Systems Division and Emtec Global Services. Emtec’s Systems Division provides IT transformation & optimization consulting, business service management, enterprise architecture, data management and integration services. Emtec Global Services’ expertise includes software development, software consulting, business analysis, quality assurance, and testing. For more information visit www.emtecinc.com.